Exhibit 99.1

 Sovereign Specialty Chemicals, Inc. Signs Definitive Agreement to Be
                    Acquired by Henkel Corporation

    CHICAGO--(BUSINESS WIRE)--Oct. 7, 2004--Sovereign Specialty Chemicals, Inc. today announced the signing of a definitive agreement for the sale of the company to Henkel Corporation for a transaction value of approximately $575 million. The acquisition, which has been approved by the boards of both companies, is subject to regulatory approvals and is expected to close this quarter. Following the closing of the transaction, Sovereign will become a wholly-owned subsidiary of Henkel.
    "I am very excited by the opportunities that will be created by this acquisition," stated Norman E. Wells, the Chief Executive Officer and Chairman of the Board of Sovereign. "Henkel's existing capabilities will complement Sovereign's leading position in high-performance specialty adhesives, coatings and sealants and will bring increased value to our present and future customers. Under Henkel's stewardship, Sovereign will service its markets with even higher standards of excellence."
    UBS Investment Bank and J.P. Morgan acted as financial advisors to Sovereign on this transaction.

    About Sovereign

    Sovereign Specialty Chemicals, Inc. is a leading developer and supplier of high-performance specialty adhesives, coatings and sealants serving two primary business segments: Commercial and Construction. Since 1996, Sovereign has grown rapidly -- through the strategic acquisition of established niche leaders -- to become the largest privately owned adhesives manufacturer in the United States and one of the largest adhesives manufacturers in the world, public or private. Headquartered in Chicago, Illinois, USA, Sovereign comprises approximately 900 employees working in over 20 manufacturing and sales facilities worldwide to support thousands of customers. In 2003, Sovereign's revenues were $371.6 million. Sovereign is owned by an investor group led by AEA Investors LLC (www.aeainvestors.com).

    About Henkel

    Henkel is a leader with brands and technologies that make people's lives easier, better and more beautiful. The Henkel Group operates in three strategic business areas -- Home Care, Personal Care, and Adhesives, Sealants and Surface Treatment. In fiscal 2003 the Henkel Group generated sales of 9.436 billion euros and an operating profit
(EBIT) of 706 million euros. 50,000 employees work for the Henkel Group worldwide. People in 125 countries around the world trust in brands and technologies from Henkel.

    Any forward-looking statements made in this release involve potential risks and uncertainties and are based on management's beliefs, information currently available to management and a number of management assumptions concerning future events. Actual results may vary materially due to changes in sales volumes, raw material and energy costs, foreign currency exchange rates, global economic demand, selling prices, competitive pressures, and changes in technology. Additional factors that may cause our actual results to vary are detailed in Sovereign's filings with the SEC, including the Form 10-K for the year ended December 31, 2003 and exhibit 99.1 to that report.

    CONTACT: Sovereign Specialty Chemicals, Inc., Chicago
             Terry D. Smith, +1-312-223-7972